Exhibit 99.1

Purple Innovation Reports Third Quarter 2019 Results

Third Quarter Net Revenue Increased 66%

Operating Income Improves to $11.0 Million

Alpine, Utah, November 6, 2019 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the third quarter ended September 30, 2019.

Third Quarter Financial Summary (Comparisons versus Third Quarter 2018)1

●	Net revenue increased 65.8% to $117.4 million, compared to $70.8 million.
●	Gross margin increased 530 basis points to 45.0% compared to 39.7%.
●	Operating expenses as a percent of net revenue improved to 35.7% compared to 44.6%.
●	Operating income was $11.0 million compared to an operating loss of $(3.4) million. Adjusted operating income was $14.4 million compared to an adjusted operating loss of $(3.3) million. (See Reconciliation on pg. 8)
●	Net income was $8.4 million compared to a net loss of $(4.4) million. The third quarter 2019 included a $1.4 million non-cash loss associated with the change in fair value of warrant liabilities and a $2.9 million non-cash stock compensation expense associated with the conversion of class B shares held by certain employees.
●	EBITDA was $10.5 million compared to $(2.9) million. Adjusted EBITDA was $15.3 million compared to $(2.7) million. (See Reconciliation on pg. 8)

“Following strong growth during the first half of the year, the pace of our business accelerated significantly in the third quarter,” said Joe Megibow, Chief Executive Officer. “We experienced robust demand for our differentiated product offering across our expanded network of wholesale partner doors and through our direct to consumer channel. Our outstanding top-line performance combined with improved efficiencies in our manufacturing, supply chain, fulfillment and marketing, along with a shift in certain marketing and human resource investments until later in the year fueled substantial gains in operating margin and profitability.”

“The foundation for sustained growth is in place,” continued Megibow. “I am confident that we have assembled the right team and implemented the right strategies to successfully capitalize on Purple’s breadth of proprietary technologies and processes. We move forward focused on building on our momentum by further investing in the business to bring enhanced comfort to consumers and generate increased value for our shareholders.”

Third Quarter 2019 Review

Third quarter 2019 net revenue increased 65.8% to $117.4 million, compared to $70.8 million in the third quarter of 2018. The increase in net revenue was driven by robust growth in wholesale sales combined with a high single digit increase in direct to consumer channel sales.

1 Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Gross margin for the third quarter 2019 was 45.0% compared to 39.7% in the year ago period. The 530 basis point increase was driven primarily by efficiencies in operations and logistics and higher margins due to product mix, partially offset by increased sales with wholesale pricing.

Operating expenses were $41.9 million in the third quarter 2019 compared to $31.6 million in the prior year period. As a percent of net revenue, operating expenses improved to 35.7% compared with 44.6% in the year ago period driven by improved efficiencies in marketing initiatives, partially offset by an increase in non-cash stock based compensation expense related to the conversion of Class B shares held by current employees. For the third quarter 2019, marketing and sales expense as a percent of net revenue improved to 29.0% compared with 35.6% last year due in part to the shift of approximately $4 million of discretionary marketing investments until the fourth quarter 2019.

Operating income was $11.0 million, compared to an operating loss of $(3.4) million in the prior year period. Adjusted operating income was $14.4 million compared to an adjusted operating loss of $(3.3) million in third quarter 2018. Adjusted operating income (loss) excludes non-cash stock based compensation, legal fees, interim CFO costs, severance and executive search costs.

Net income was $8.4 million for the third quarter 2019 compared to a net loss of $(4.4) million in the year ago period.

EBITDA for the third quarter 2019 was $10.5 million compared to $(2.9) million in the third quarter 2018. Adjusted EBITDA, which excludes the adjustment for non-cash loss associated with the change in fair value of warrant liabilities, non-cash stock based compensation, legal fees, interim CFO costs, severance and executive search costs, was $15.3 million, compared to adjusted EBITDA of $(2.7) million in the prior year period.

Balance Sheet

As of September 30, 2019, the Company had cash and cash equivalents of $31.3 million, compared with $12.2 million at December 31, 2018. Net inventories as of September 30, 2019 totaled $34.8 million compared with $22.9 million as of December 31, 2018 as the Company is building inventory in anticipation of the Holiday season.

Outlook

Based on the year-to-date net revenue results, the Company confirms its current net revenue forecast of $400 million to $425 million and expects to be towards the higher-end of that range.

The Company expects to maintain a gross margin rate in the fourth quarter similar to the 45% third quarter rate while expecting marketing and selling expenses to increase to approximately 35% of net revenue for the fourth quarter, compared with approximately 29% in the third quarter. As a result, the Company expects to exceed its current full year adjusted EBITDA forecast of $24 million to $27 million. Fourth quarter adjusted EBITDA, however, is expected to be lower than the third quarter due to the savings generated in the third quarter from the shift in timing of discretionary investments to the fourth quarter as well as the additional marketing and selling expenses planned for the fourth quarter.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, November 6, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 425-9470 (domestic) or (201) 389-0878 (international) at 8:25 a.m. ET and provide the Conference ID: 13693268. The conference call will also be available to interested parties through a live webcast at investors.purple.com. Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.

About Purple

Purple is an innovative comfort product company that designs and manufactures products to improve people’s lives. It designs and manufactures a range of comfort products, including mattresses, pillows, and cushions, using its patented Hyper-Elastic Polymer® material designed to improve comfort. The Company markets and sells its products through its direct-to-consumer online channel, traditional retail partners and third party online retailers, and its own retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about our outlook and expectations for our financial results for the fiscal year ended December 31, 2019, including EBITDA, adjusted EBITDA, net revenue and gross margin rate, and our ability to create sustained profitability and shareholder value. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019 and our Quarterly Reports on form 10-Q filed with the Securities and Exchange Commission on May 7, 2019, August 13, 2019 and November 6, 2019. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted Operating Income (Loss), EBITDA, and Adjusted EBITDA are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the full year 2019, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman/Mitch Polikoff, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.

For information regarding Purple products, please contact:
Savannah Hobbs
Director of Purple Communications
savannah@purple.com

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	September 30,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$31,293	$12,232
Accounts receivable, net	26,687	10,241
Inventories, net	34,818	22,940
Prepaid inventory	1,350	790
Other current assets	3,590	1,494
Total current assets	97,738	47,697
Property and equipment, net	25,816	22,514
Intangible assets, net	1,679	1,493
Other long-term assets	284	5
Total assets	$125,517	$71,709

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$35,622	$24,828
Accrued sales returns	5,294	5,457
Accrued compensation	5,521	2,691
Customer prepayments	7,692	7,522
Accrued sales tax	4,075	5,538
Other current liabilities	9,442	2,541
Total current liabilities	67,646	48,577
Long-term debt, related-party	34,525	21,411
Warrant liabilities	8,236	—
Other long-term liabilities, net of current portion	7,127	3,732
Total liabilities	117,534	73,720
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 10,501 issued and outstanding at September 30, 2019 and 9,731 issued and outstanding at December 31, 2018	1	1
Class B common stock; $0.0001 par value, 90,000 shares authorized; 43,387 issued and outstanding at September 30, 2019 and 44,071 issued and outstanding at December 31, 2018	4	4
Additional paid-in capital	5,748	3,655
Accumulated deficit	(4,196)	(4,322)
Total stockholders’ equity (deficit)	1,557	(662)
Noncontrolling interest	6,426	(1,349)
Total equity (deficit)	7,983	(2,011)
Total liabilities and stockholders’ equity (deficit)	$125,517	$71,709

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues, net	$117,406	$70,806	$304,058	$207,334
Cost of revenues	64,523	42,684	174,323	121,575
Gross profit	52,883	28,122	129,735	85,759
Operating expenses:
Marketing and sales	34,055	25,188	94,039	77,956
General and administrative	6,745	5,804	19,243	17,870
Research and development	1,070	578	3,004	1,644
Total operating expenses	41,870	31,570	116,286	97,470
Operating income (loss)	11,013	(3,448)	13,449	(11,711)
Interest expense	1,356	999	3,801	2,672
Other income, net	(138)	(83)	(373)	(184)
Loss on extinguishment of debt	—	—	6,299	—
Change in fair value – warrant liabilities	1,384	—	3,372	—
Net income (loss)	8,411	(4,364)	350	(14,199)
Net income (loss) attributable to noncontrolling interest	6,817	(3,575)	224	(10,856)
Net income (loss) attributable to Purple Innovation, Inc.	$1,594	$(789)	$126	$(3,343)
Net income (loss) per share:
Basic	$0.18	$(0.09)	$0.01	$(0.40)
Diluted	$0.16	$(0.09)	$0.01	$(0.40)
Weighted average common shares outstanding:
Basic	8,828	8,437	8,576	8,412
Diluted	52,793	8,437	52,454	8,412

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$8,411	$(4,364)	$350	$(14,199)
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation and amortization	918	553	2,492	1,534
Non-cash interest	874	676	2,439	1,768
Loss on extinguishment of debt	—	—	6,299	—
Loss on change in fair value - warrant liabilities	1,384	—	3,372	—
Stock-based compensation	2,934	—	9,740	313
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,842)	(1,246)	(16,446)	(4,302)
Decrease (increase) in inventories	(9,761)	2,659	(11,878)	(15,335)
Decrease (increase) in prepaid inventory and other assets	(1,704)	1,288	(2,935)	(341)
Increase (decrease) in accounts payable	6,492	639	11,102	(567)
Increase (decrease) in accrued sales returns	(707)	(123)	(163)	682
Increase (decrease) in accrued compensation	761	(151)	2,830	56
Increase (decrease) in customer prepayments	2,618	666	170	4,078
Increase (decrease) in other accrued liabilities	3,317	(369)	8,472	(1,087)
Net cash provided by (used in) operating activities	13,695	208	15,844	(27,400)

Cash flows from investing activities:
Purchase of property and equipment	(2,521)	(2,910)	(5,567)	(9,878)
Investment in intangible assets	(125)	(56)	(246)	(173)
Net cash used in investing activities	(2,646)	(2,966)	(5,903)	(10,051)

Cash flows from financing activities:
Proceeds from the Business Combination	—	—	—	25,912
Proceeds from related-party debt	—	—	10,000	24,000
Repurchase of stock options	—	—	(97)	—
Payments on line of credit	—	—	—	(8,000)
Payments for debt issuance costs	—	—	(758)	(367)
Payments on long-term obligations	(11)	(8)	(25)	(22)
Net cash provided by (used in) financing activities	(11)	(8)	9,120	41,523

Net increase (decrease) in cash	11,038	(2,766)	19,061	4,072
Cash, beginning of the period	20,255	10,431	12,232	3,593
Cash, end of the period	$31,293	$7,665	$31,293	$7,665

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$—	$355	$155	$428
Equipment acquired through capital lease	$36	$—	$386	$—
Issuance of sponsor warrants to Coliseum credit agreement	$—	$—	$—	$4,691
Build to suit Power project at Purple West	$—	$—	$—	$1,288
Sale-leaseback of equipment under build-to-suit service agreement	$—	$—	$—	$(1,288)

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA and adjusted operating income (loss). Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

GAAP net income (loss)	$8,411	$(4,364)	$350	$(14,199)
Interest expense	1,356	999	3,801	2,672
Other (income) expense, net	(138)	(83)	(373)	(184)
Depreciation and amortization	918	533	2,492	1,534
EBITDA	10,547	(2,915)	6,270	(10,177)
Adjustments:
Merger transaction costs	—	—	—	2,028
Prior year sales tax liability	200	—	200	—
Stock-based compensation expense	2,935	—	9,740	313
Debt extinguishment and warrant liability	1,384	—	9,671	—
Legal fees	16	46	419	245
Interim CFO and consulting	183	—	676	—
Severance and CEO search costs	40	123	700	543
Adjusted EBITDA	$15,305	$(2,746)	$27,676	$(7,048)

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (Loss)

A reconciliation of GAAP operating income (loss) to the non-GAAP measure of adjusted operating income (loss) is provided below. Adjusted operating income (loss) represents GAAP operating income (loss) excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

GAAP operating income (loss)	11,013	(3,448)	13,449	(11,711)
Adjustments:
Merger transaction costs	—	—	—	2,028
Prior year sales tax liability	200	—	200	—
Stock-based compensation expense	2,935	—	9,740	313
Legal fees	16	46	419	245
Interim CFO and consulting	183	—	677	—
Severance and CEO search costs	40	123	700	543
Adjusted operating income (loss)	$14,387	$(3,279)	$25,184	$(8,582)